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                                                                     Exhibit 15

August 12, 1998



The Board of Directors
United Stationers Inc.



We are aware of the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-02247) and S-8 of United Stationers Inc. for the registration of 2,035,243 and 4,100,000 shares of its common stock, respectively, and in the Registration Statement on Form S-4 of United Stationers Supply Co. for the registration of $100,000,000 of 8-3/8% Senior Subordinated Notes due 2008 of our report dated July 28, 1998 relating to the unaudited condensed consolidated interim financial statements of United Stationers Inc. which are included in its Form 10-Q for the quarter ended June 30, 1998.



                                                          /s/Ernst & Young LLP